EXHIBIT 5.2

[Letterhead of Hinkle, Hensley, Shanor & Martin, L.L.P.]

January 20, 2004

Southwestern Public Service Company
Tyler at Sixth Street
Amarillo, Texas 79101

Jones Day
77 W. Wacker
Chicago, Illinois 60601

Re:	Registration Statement on Form S-4 for Series D Senior Notes, 6% due 2033 of Southwestern Public Service Company

Ladies and Gentlemen:

     We have acted as New Mexico counsel to Southwestern Public Service Company, a New Mexico corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $100,000,000 in aggregate principal amount of Series D Senior Notes, 6% due 2033 of the Company (the “Exchange Notes”) to be registered under the Securities Act for an equal principal amount of Series C Senior Notes, 6% due 2033 of the Company (the “Outstanding Notes”) previously issued by the Company. The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to the Indenture dated as of February 1, 1999, as supplemented and to be supplemented by various supplemental indentures (as supplemented, the “Indenture”), between the Company and JP Morgan Chase Bank, as successor in interest to The Chase Manhattan Bank, as trustee.

     We have examined all statutes, records, instruments and documents which, in our opinion, it is necessary to examine for the purpose of rending the following opinions. Based on the foregoing we are of the opinion that:

1.	The Company was duly incorporated and is now a legally existing corporation and in good standing under the laws of the State of New Mexico and has corporate power, right and authority to do business and to own property in that state in the manner and as set forth in the Registration Statement to which this opinion is an exhibit.

2.	The execution and delivery by the Company of the Exchange Notes and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action.

3.	The Company has all corporate power, right and authority to create and issue the Exchange Notes in accordance with the terms of the Exchange Offer and to perform its obligations thereunder.

4.	When and if (a) the Registration Statement becomes effective pursuant to the provisions of the Securities Act and (b) the Exchange Notes are duly executed, authenticated and delivered in accordance with the terms of the Exchange Offer in exchange for the Outstanding Notes, the Exchange Notes will be validly issued by the Company.

     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us with respect to this opinion under the caption “Experts” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ HINKLE, HENSLEY, SHANOR & MARTIN, L.L.P.